Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

SENIOR UNSECURED TERM CREDIT AGREEMENT

DALLAS TEXAS, December 8, 2008…EXCO Resources, Inc. (NYSE: XCO) today announced that its wholly-owned subsidiary, EXCO Operating Company, LP, closed a $300 million Senior Unsecured Term Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and various lenders (the Term Loan).  The Term Loan is due January 15, 2010 and bears interest at the greater of 10% or 600 basis points over LIBOR.  Fees and expenses under the Term Loan aggregated $26 million at closing with duration fees due on June 15, 2009 and September 15, 2009 to the extent that the Term Loan remains outstanding at those dates.

The proceeds of the Term Loan were used to repay and terminate the original Senior Unsecured Term Credit Agreement due December 15, 2008.

Considering the debt outstanding under our revolving credit agreements, the 7¼% Senior Notes and the Term Loan, EXCO’s weighted average interest cost will be 5.8% at current LIBOR rates, including the fees and expenses incurred in connection with the Term Loan.

EXCO is presently reviewing its capital budget for 2009 and in view of continuing softness in the natural gas and oil prices, contemplates beginning the year with a capital budget that will be substantially less than 2008 and that will produce free cash flow for debt reduction.  Our current production level is approximately 74% hedged for 2009 at a weighted average price of $8.18 per Mcf for natural gas and $80.64 per Bbl for crude oil.  These hedges will help mitigate the recent declines in product prices and contribute to meeting our cash flow targets and debt reduction objectives.  In addition, EXCO continues to pursue non-core asset sales.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results, business expectations and business transactions.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.  EXCO undertakes no obligation to publicly update or revise any forward-looking statements.